Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 21, 2006, except for Note 10, as to which the date is October 4, 2006, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-135821) and related Prospectus of Cadence Pharmaceuticals, Inc. for the registration of its shares of common stock.

/s/ Ernst & Young LLP

San Diego, California
October 5, 2006